Exhibit 5.1

March 6, 2018

Chipotle Mexican Grill, Inc.

1401 Wynkoop Street, Suite 500

Denver, Colorado 80202

Re:Registration Statement on Form S-8 of Shares of Common Stock, $0.01 par value per share, of Chipotle Mexican Grill, Inc.

Ladies and Gentlemen:

We have acted as counsel to Chipotle Mexican Grill, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission with respect to up to 198,067 shares of common stock, $0.01 par value per share (the “Shares”), of which 167,926 may be issued pursuant to the Chipotle Mexican Grill, Inc. Non-Plan Inducement Stock-Only Stock Appreciation Rights and 30,141 may be issued pursuant to the Chipotle Mexican Grill, Inc. Non-Plan Inducement Restricted Stock Units (collectively, the “Grants”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion.  In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares that may be issued pursuant to the Grants, upon the due execution by the Company of any certificates representing the Shares, the registration by its registrar of the Shares and the issuance thereof by the Company in accordance with the terms of the Grants, and the receipt of consideration therefor in accordance with the terms of the Grants, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ PERKINS COIE LLP

138865111.3